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     MOBIL ANNOUNCES MAJOR REFINING INITIATIVES IN EUROPE


     FAIRFAX, VA, May 31 -- Mobil Corporation today announced initiatives to substantially improve the profitability of its European refining operations. The initiatives are focused on three refineries: Woerth, Germany; Gravenchon, France; and Coryton, England.
     After a comprehensive review of European manufacturing, Mobil Oil AG, a Mobil unit based in Hamburg, is proposing the closure of its Woerth refinery, and, in compliance with German labor law, has notified the local works council and General Economic Committee of the proposal.
     Significant reductions in operating costs at Mobil's Gravenchon and Coryton are also planned, with a much greater degree of integration in the operation of the two refineries.
     Altogether, approximately 500 jobs at the three locations could be affected, and discussions with the workforce are expected to continue over the coming weeks.
     "For several years now, industry refining profitability has been inadequate," said Mobil Corporation Chairman Lucio A. Noto. "Refining margins worldwide have been severely depressed. In Europe, in particular, there is excess refining capacity. Change is essential."
     Mr. Noto said, "In response to these poor business conditions, we intend to restructure our manufacturing base in northwest Europe. This will bring significant operational improvements and a considerable reduction in costs. We expect the financial benefit from this restructuring to be approximately 80 million (U.S. dollars) a year before tax compared with 1994."
     The after-tax restructuring charge associated with the refining initiatives will be about 180 million (U.S. dollars), including plant write-down, and will be taken in 1995.
     The Woerth refinery is located inland in Germany, along the Rhine River. The Coryton and Gravenchon refineries are situated on opposite sides of the English Channel and both include world-scale lube oil manufacturing facilities. Both plants have recently set new records for production, yields and reliability. Integration between these two plants currently constitutes a major operational benefit, with significant additional potential for the future.
     The Woerth refinery has a capacity of 100,000 barrels daily, employs 320 people and began operating in 1970. The 200,000 barrels-per-day Coryton refinery, which is located on the Thames estuary east of London, employs 650 people and began operating in 1953. The 70,000 barrels-per-day Gravenchon refinery, located near Le Havre in northern France, employs 350 people and began operating in 1935.
     The refining initiatives are in addition to the worldwide restructuring of Mobil's staff support operations, which was announced on May 1.

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